Exhibit (a)(7)

November 9, 2021 Dear Fellow Stockholders: On October 27, 2021, Carl Icahn submitted an unsolicited, inadequate, structurally coercive, highly conditional and illusory tender offer to acquire the outstanding shares of Southwest Gas Holdings, Inc. (“Southwest Gas” or “the Company”) for $75.00 per share in cash (the “Offer”). Our Board of Directors (the “Board”) thoroughly reviewed Mr. Icahn’s Offer, in consultation with its external financial and legal advisors, and unanimously determined that the Offer is inadequate and undervalues the Company, has no certainty of completion, and is not in the best interests of Southwest Gas stockholders. Your Board Urges You Not to Tender Your Shares Into the Inadequate Offer • Under the oversight of our Board and management team, Southwest Gas has built a company that is poised for value creation across each of its businesses and the company as a whole. Southwest Gas is delivering attractive, risk-adjusted total returns comprising stable earnings and a meaningful dividend, both of which have solid growth prospects via exposure to clear infrastructure trends and are expected to lead to strong long-term total stockholder returns. With strong and healthy cash flows, we have continued our efforts to enhance our portfolio, resulting in significant strategic optionality and flexibility. Over time, this has enhanced our ability to source and allocate growth capital to selectively pursue value creating accretive opportunities. Regulated and Unregulated Businesses Positioned to Deliver Value Well in Excess of Inadequate Offer Despite pandemic-related challenges over the last year, we have enhanced our strategic positioning, expanded into new and attractive markets and strengthened and diversified our revenue streams. As the energy transition creates new opportunities, we remain well positioned for growth as we execute our strategy and remain focused on providing excellent service to our customers, opportunities to our employees, and growing returns to our stockholders. As we continue to deliver strong operational and financial performance, we will continue to evaluate scenarios that offer the most long-term value for the Company and stockholders. Exciting Strategic and Financial Opportunities in Regulated Natural Gas Operations Drawn by robust economies, job growth, attractive business climates, and excellent quality of life, residents and businesses have been moving into Arizona, Nevada, and California and are expected to continue to do so. Southwest Gas is positioned to benefit from this societal trend and others such as gas infrastructure replacement and safety and reliability investments, with ratebase growth of 7.5% per year expected over 2021-2025. We will continue to grow ratebase, as we have historically, in a responsible manner from the perspective of all stakeholders, which means maximizing safety and reliability while managing customer bill impacts.

Southwest Gas’ pending Questar Pipelines acquisition also brings a complementary and compelling suite of high-return assets, with unique strength and stability, that are both commercially and geographically adjacent. This acquisition will significantly increase and diversify our regulated business mix – providing a robust stream of steady contracted earnings and cash flows – and is expected to: • Significantly increase our optionality for the future of the Company by broadening our flexibility to source and allocate growth capital; • Enhance our ability to continue paying a dividend at a target level of 55% to 65% of consolidated earnings; • Be accretive to earnings in 2022 - the first full year after the expected close; and • Help us fund critical, forward-looking investments for continued effective growth. High-Growth Unregulated Infrastructure Services Business to Benefit From Infrastructure Spending Our unregulated utility infrastructure services business, Centuri, has nearly doubled its revenue over the last four years and has strong continuing growth potential. Centuri is diversified across the U.S. and Canada with a blue-chip, attractive customer base composed of electric, gas and combination utilities and is poised for high growth and significant upside associated with infrastructure investment in the U.S. and Canada. The recent acquisition of Riggs Distler (2021) follows the acquisition of Linetec (2018) and is expected to help accelerate Centuri’s growth. The Riggs Distler transaction is just the latest in a series of actions that has contributed to positioning Centuri to serve the entire utility and infrastructure value chain nationally. Riggs Distler is expected to drive Centuri’s expansion into the Northeast and Mid-Atlantic and is expected to be accretive to earnings in the first full year following its completion. Your Board Unanimously Recommends That Stockholders Reject Mr. Icahn’s Offer and Not Tender Your Shares, for the Following Reasons • The Offer is Inadequate and Undervalues Southwest Gas. – The Offer does not reflect Southwest Gas’ strong track record of value creation and disregards the Company’s compelling prospects for continued growth and the ongoing creation of sustainable, long-term stockholder value. The Board and management have been and will continue to be focused on optimizing the value of Southwest Gas’ component businesses (which we expect will soon include Questar) as well as Southwest Gas as a whole and are focused on implementing plans that they believe will further drive stockholder value and relative stock price performance. – The Company’s businesses continue to perform well, generating strong and healthy cash flows and enhancing our ability to source and allocate growth capital to selectively pursue value creating accretive opportunities – evidenced by the recent acquisitions of Linetec Services, Riggs Distler and the pending acquisition of Questar Pipelines. – Our recent transactions have provided us with the scale and strategic optionality to unlock additional value. – Due in large part to the growth in the Southwest region and supportive regulatory relationships, we have a robust capital plan and have been investing in our business, which we believe will continue to translate to greater long-term earnings due to greater ratebase growth at our regulated gas LDC business. • The track record of Mr. Icahn, as well as the quantity and nature of the conditions to his highly illusory Offer, create significant uncertainty and risk. – Mr. Icahn has an extremely poor track record of completing transactions in similar situations. In fact, Mr. Icahn and his affiliates hardly ever consummate a tender offer once launched. – The Offer contains a long list of conditions, many of which are in Mr. Icahn’s control, including that he may assert, in his sole discretion, whenever he chooses, for any reason he chooses, that a condition has not been satisfied – and nobody can challenge his decision: • Regulatory Approval Condition • No Competing Offer Condition • No Injunction Condition • Rights Plan Condition • No External Events Condition • Dominant Stockholder Condition No Challenge Condition • Equity Condition • No Events Outside of the Ordinary Course Condition

• Mr. Icahn’s Offer is highly illusory and it is very unlikely that stockholders will ever receive any Offer consideration. – The Offer is highly conditional and illusory, and therefore stockholders should not be deceived into thinking that they are likely to receive the Offer consideration on the initial Expiration Date of December 27, 2021—if ever. – In particular, Mr. Icahn has made his Offer subject to the Regulatory Approval Condition – and cannot acquire control of Southwest Gas without obtaining the necessary State regulatory approvals. – Yet, Mr. Icahn does not provide any details about his plan to obtain the necessary approvals and does not commit in the Offer to take any actions to satisfy the Regulatory Approval Condition. In fact, Mr. Icahn does not even provide the most basic details of what approvals he must obtain in each of the relevant jurisdictions to complete the Offer. Without even this most basic of information, stockholders can only guess as to what approvals Mr. Icahn must obtain, what his plans are to obtain such approvals, and the likelihood of satisfying the condition or the potential timing of satisfaction. – Mr. Icahn must obtain regulatory approval to acquire more than 25% of Southwest Gas’ outstanding shares – an amount well below the 35% that Mr. Icahn has indicated he needs if he is to extend his Offer. – Even if Mr. Icahn eventually satisfies the Regulatory Approval Condition, the process could take up to 18 months. • The Offer demonstrates that Mr. Icahn has no strategic plan for Southwest Gas if he acquires control. – In connection with the Offer, Mr. Icahn states that he will continue to review “various possible business strategies” and, if he were to acquire control of the Company, “conduct a detailed review” of the Company. – In short, Mr. Icahn admits he has not developed any strategic plan for operating Southwest Gas. • The Offer is blatantly coercive and provides no protection for stockholders who do not tender. Mr. Icahn has a history of coercive actions towards minority stockholders. – Stockholders face the threat that if they do not tender into the Offer, and the Offer is subsequently consummated, they may find themselves as minority stockholders in a company with a new majority or controlling stockholder and an entirely new Board selected by Mr. Icahn, with no strategic direction yet articulated and facing default on significant debt. – Mr. Icahn makes no mention of any intention to effect a second step merger or otherwise offer terms or protections to remaining stockholders. – Mr. Icahn has stated that, following the completion of the Offer, the Company may be delisted from the New York Stock Exchange and the remaining outstanding shares deregistered (in which case Southwest Gas would no longer be required to file reports with the SEC). – Using Mr. Icahn’s own words from his Offer, he states: “Depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public.” These events would almost certainly lead to a substantial decline in value of the remaining outstanding shares. Your Board Remains Committed to Taking The Necessary Steps to Enhance Stockholder Value and Position the Company for Long-Term Success While Mr. Icahn has offered an inadequate, self-serving and opportunistic proposal with dubious motivations, the Southwest Gas Board and management team are executing a clear and detailed strategy to create value. Your Board and management team remain committed to taking actions consistent with their focus on long-term stockholder value creation. Southwest Gas stockholders are encouraged to send a clear message to Mr. Icahn that you will not allow him to pursue his self-serving agenda and will not permit him to take control of Southwest Gas for a price below the Company’s value. Tendering into Mr. Icahn’s Offer would only encourage Mr. Icahn in his opportunistic attempt to acquire Southwest Gas at the inadequate price of $75 per share – a price that is also contingent upon a long list of ambiguous and illusory requirements. The enclosed Schedule 14D-9 contains a complete discussion of these and other significant factors contributing to your Board’s recommendation. For the reasons described above and in the enclosed Schedule 14D-9, your Board unanimously recommends that you REJECT THE OFFER and NOT TENDER your shares pursuant to the Offer.

We urge stockholders to read the Schedule 14D-9 carefully and in its entirety so you will be fully informed as to your Board's recommendation.

Thank you for your continued support as we work to protect your investment and deliver enhanced stockholder value creation.

Sincerely,

Michael J Melarkey
Chairman of the Board

John P. Hester
President and Chief Executive Officer

If you have any questions regarding the Schedule 14D-9, please contact the Company's Information Agent, Innisfree M&A Incorporated, at:

(877) 825-8621 (toll free from the U.S. or Canada) or +1 (412) 232-3651 (from other locations).

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the "Company") (the "Annual Meeting"). In connection with the Annual Meeting, the Company will file a proxy statement with the U.S. Securities and Exchange Commission ("SEC"), which the Company will furnish, with any other relevant information or documents, to its stockholders in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC's website at http://www.sec.gov, and at the companies' website at www.swgasholdings.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC's website at www.sec.gov, and at the Company's website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company's information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry, markets in which Southwest Gas Holdings, Inc. (the "Company," "Southwest Gas Holdings," "SWX," or "we") operates, and the matters described in this press release. While the Company's management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company's management. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire, nor assurance regarding acquisitions or their impacts, including management's plans related thereto, such as that currently planned in regard to Riggs Distler & Company, Inc. and the pending acquisition of Dominion Energy Questar Pipeline, LLC and related entities (the "Questar Pipeline Group"). Additional risks include the occurrence of any event, change or other circumstances that could give rise to the termination of the Sale and Purchase Agreement by and between Dominion Energy Questar Corporation and the Company (the "Questar Purchase Agreement"), the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Questar Purchase Agreement, risks that the proposed transaction disrupts current plans and operations, the risks related to the ability of the Company to integrate the Questar Pipeline Group, the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction, potential negative impacts to the Company's credit ratings as a result of the transaction, the disruption to the Company's stock price and the costs, fees, expenses and charges related to, and the distraction of management's attention in connection with, any proxy contest or other stockholder related or similar matters, as well as other risks that are set forth under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, the Company's Quarterly Reports on Form 10-Q for the quarter ended June 30, 2021 and September 30, 2021 and in future filings with the SEC. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are qualified by the cautionary statements in this section. The Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company's directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, when they become available.